VARONIS SYSTEMS
SEVERANCE PLAN
Effective February 2, 2023

TABLE OF CONTENTS

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6.17 Miscellaneous	17
6.18 Source of Payments	17
6.19 Survival of Provisions	17
Exhibit A – Separation and Release Agreement
Exhibit B –Severance Plan—Restrictive Covenants
ARTICLE 1
FOREWORD
1.01Purpose of the Plan. The Corporation considers it essential and in the best interests of its shareholders to provide appropriate protection that facilitates executives acting in the interest of shareholders. Accordingly, pursuant to the terms of this Plan, effective as of the Effective Date, the Corporation and its Subsidiaries, as applicable, will provide the payments and benefits to Participants in the event of certain terminations of employment in accordance with the terms and conditions set forth herein. The meaning of capitalized terms used throughout the Plan is determined under Article Two, except as they are otherwise defined in the Plan. Severance Benefits are subject to “clawback” to the extent provided in Section 4.09, and no provision of this Plan shall exempt any Severance Benefits from “clawback”.
1.02Plan Status. The Plan is intended to be a top hat plan for a select group of management or highly compensated executives for purposes of ERISA, so that it is subject only to the administration and enforcement provisions of ERISA, unless the Corporation determines an exemption from ERISA applies.
ARTICLE 2
DEFINITIONS
Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.
1.01“Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, in each case with experience in performing calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999, as designated by the Corporation prior to a Change in Control.
1.02“Accrued Obligations” means a lump sum payment of accrued and unpaid Base Salary, unused vacation or paid time off, and other accrued benefits or payments, including any statutory severance entitlements, through the date of termination, paid on the same basis as paid upon any voluntary termination of employment.
1.03“Administrator” means the Committee. The Committee may delegate its duties and authority as Administrator to an executive officer of the Corporation.
1.04“Annual Incentive Plan” means, with respect to a Participant, the Corporation’s or its Subsidiaries' annual cash incentive plan or individual cash bonus or commission arrangement in which the Participant participates at the time of the Participant’s Separation from Service.
1.05“Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s termination of employment.
1.06“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-2 under the Exchange Act.
1.07“Board” means the Board of Directors of the Corporation.

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1.08 “Cause” means the following with respect to a Participant:
(a)an act of dishonesty made by Participant in connection with Participant’s responsibilities as an employee which is materially injurious to the financial condition or business reputation of the Corporation or any of its Subsidiaries;
(b)Participant’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;
(c)Participant’s gross misconduct;
(d)Participant’s willful unauthorized use or disclosure of any proprietary information or trade secrets of the Corporation or any of its Subsidiaries;
(e)Participant’s willful and material violation of any written policies of the Corporation or any of its Subsidiaries (to the extent applicable);
(f)Participant’s material breach of any obligations under any material written agreement or covenant with the Employer; or
(g)Participant’s continued failure to perform his or her employment duties after Participant has received a written demand for performance from the Employer which specifically sets forth the factual basis for the Employer’s belief that Participant has not substantially performed his or her duties.
1.09“Change in Control” means the occurrence of any of the following events:
(a)any Person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of common stock of the Corporation) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person or any securities acquired directly from the Corporation or any affiliate thereof) representing 50% or more of the combined voting power of the Corporation’s then outstanding securities; or
(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
(c)there is consummated a merger, amalgamation or consolidation of the Corporation or any Subsidiary thereof with any other corporation, other than a merger, amalgamation or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger, amalgamation or consolidation or, if the Corporation or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
(d)the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than (A) a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation following the completion of such transaction in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Corporation’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

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To the extent any payment or benefit hereunder would constitute deferred compensation subject to Section 409A, a Change in Control shall be deemed to have occurred under the Plan with respect to such payment or benefit only if a change in the ownership or effective control of the Corporation or a change in ownership of a substantial portion of the assets of the Corporation shall also be deemed to have occurred under Section 409A.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of common stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.
1.10“Chief Executive Officer” means the Chief Executive Officer of the Corporation.
1.11“Chief Human Resources Officer” means the most senior human resources executive.
1.12“CIC Period” means the time period commencing six months prior to the effective date of a Change in Control and ending on the second anniversary of the effective date of the Change in Control.
1.13“CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service within the CIC Period (i) initiated by the Employer without Cause other than due to Disability or death, or (ii) initiated by the Participant for Good Reason.
1.14“CIC Tier Level Multiplier” means the Tier Level Multiplier (i) for Participants in Tier 1, 2.5, (ii) for Participants in Tier 2, 2.0, and (iii) for Participants in Tier 3, 1.0.
1.15 “Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
1.16“Committee” means the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder.
1.17“Corporation” means Varonis Systems, Inc., a Delaware corporation, or its successor or assignee.
1.18“Disability” means, as determined by the Board in good faith, Participant’s inability, due to disability or incapacity, to perform all of Participant’s duties hereunder on a fulltime basis for (i) periods aggregating 180 days, whether or not continuous, in any continuous period of 365 days or (ii) where Participant’s absence is adversely affecting the performance of the Corporation in a significant manner, periods greater than 90 days and Participant is unable to resume Participant’s duties on a full time basis within ten days after receipt of written notice of the Board’s determination under this clause (ii).
1.19“Effective Date” means the date on which this Plan is effective, February 2, 2023.
1.20“Employer” means the Corporation and each Subsidiary.
1.21“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
1.22“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

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1.23“Excise Tax” shall mean, collectively (i) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Corporation, within the meaning of Code Section 280G, (ii) any similar tax imposed by state or local law, and (iii) any interest or penalties with respect to any tax described in clause (i) or (ii).
1.24“Good Reason” means the occurrence, without the express prior written consent of Participant, of any of the following circumstances, unless such circumstances are corrected by the applicable Employer within thirty (30) days following written notification by Participant (which written notice must be delivered within thirty (30) days following the date Participant becomes aware of the occurrence of such circumstances) that Participant intends to terminate Participant’s employment for one of the reasons set forth below:
(a)any material reduction in Participant’s title, duties, authorities, or responsibilities;
(b)any material breach by the applicable Employer of any agreement between the Employer and Participant;
(c)any material reduction in the Base Salary (including, once Participant’s Base Salary is increased, any material reduction in Participant’s Base Salary below such increased amount) other than, in each case (and solely outside the CIC Period), an across-the-board reduction that applies to all employees or solely to senior executives of the Corporation or its Subsidiaries;
(d)any relocation of Participant’s principal place of employment to a location more than thirty (30) miles outside of the Employer’s principal place of employment; or
(e)solely in respect of Participants in Tier 1 or Tier 2, Employer’s notification to the Participant of its intention to terminate this Plan or Participant’s participation in this Plan.
1.25“Non-CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service (i) initiated by the Employer without Cause other than due to Disability or death, or (ii) initiated by the Participant for Good Reason, in each case not occurring within the CIC Period.
1.26"Non-CIC Severance Period” means (i) for Participants in Tier 1, 18 months, (ii) for Participants in Tier 2, 12 months, and (iii) for Participants in Tier 3, 6 months.
1.27“Non-CIC Tier Level Multiplier” means the Tier Level Multiplier (i) for Participants in Tier 1, 1.5, (ii) for Participants in Tier 2, 1.0, and (iii) for Participants in Tier 3, 0.5.
1.28 “Notification Letter” means a letter notifying an executive of his or her eligibility for participation in the Plan that meets the requirements of the following sentence. An offer-of-employment or promotion letter or other letter from the Employer shall constitute a “Notification Letter” if it requires the executive to sign and return the letter: (i) to agree to the terms and conditions of the Plan; (ii) to agree to the Restrictive Covenants; and (iii) if there is any pre-existing right to severance benefits (or similar benefits) from the Employer, to waive all such benefits in favor of benefits under this Plan.
1.29 “Participant” means each individual who has become a Participant pursuant to Section 3.01, and who has not ceased to be a Participant under Section 3.03.
1.30“Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or an affiliate of the Employer.
1.31“Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.
1.32“Plan” means this Varonis Systems Severance Plan, as set forth herein and as it may be amended from time to time, or any successor plan, program or arrangement thereto.
1.33“Release” means an agreement in which the Participant releases claims in connection with a termination of the Participant’s employment with the Employer and re-affirms the Participant’s

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obligation to observe the terms of the Restrictive Covenants. The specific terms of the Release for a Participant shall be based upon the form of release used by the Employer at the time of the termination of employment, which shall be substantially similar to the form of Release attached hereto as Exhibit A.
1.34“Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.
1.35“Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days (or such longer period as may be required by applicable law), during which the Participant is permitted to revoke the signed Release.
1.36“Restrictive Covenant Agreement” means the form of restrictive covenant agreement set forth in Exhibit B attached hereto.
“Restrictive Covenants” means, with respect to a Participant, the restrictive covenants within Restrictive Covenant Agreement and made a part of this Plan.
1.37“Section 409A” means Section 409A of the Code and the Department of Treasury and Internal Revenue Service guidance thereunder.
1.38“Separation from Service” means “separation from service” from the applicable Employer as described under Section 409A(a)(2)(A)(i).
1.39“Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.
1.40“Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Corporation for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
1.41“Target Bonus” means, with respect to a Participant, the Participant’s target annual cash incentive opportunity under the Annual Incentive Plan for the performance period containing the date of the Participant’s CIC Qualifying Termination or Non-CIC Qualifying Termination.
1.42“Tier 1” means the Chief Executive Officer of the Corporation.
1.43“Tier 2” means any “executive officer” as defined in Section 240.3b-7 of the Exchange Act who is a Participant and any Participant designated as such by the Administrator in accordance with Section 3.01.
1.44“Tier 3” means any Participant designated as such by the Administrator in accordance with Section 3.01.
1.45“Tier Level Multiplier” means the multiple of Base Salary and Target Bonus payable under Sections 4.02 or 4.03 that is established by the Committee for a Participant. Participants shall be placed in Tier 1, or Tier 2 or Tier 3 by the Committee.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
1.01Eligibility. The Committee may select senior executives of the Corporation and its Subsidiaries as Participants from time to time and designate whether the Participant is Tier 2 or Tier 3. The Chief Human Resources Officer or Chief Executive Officer will provide notice on behalf of the Administrator to each such executive of his or her selection for Plan participation by means of a Notification Letter in the manner provided by Sections 2.28 and 6.10. Each such executive will become a Participant on the date the executive signs and properly returns the Notification Letter and Restrictive Covenant Agreement, provided that as related to an executive who is an office holder (as such term is

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defined under the Israeli Companies Law (the "Companies Law")) of the Israeli Subsidiary, such executive shall become a Participant subject to the approval of the Board of Directors of the Israeli Subsidiary, and, if required under the Companies Law, of the Israeli Subsidiary sole shareholder. Each Participant, as a condition of such Participant’s participating in the Plan, agrees and that the Participant has agreed to be bound by and comply with the terms, conditions and restrictions contained in the Restrictive Covenant Agreement.
1.02Exclusive Benefits. Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer under the circumstances covered by this Plan, other than statutory severance. A Participant’s acceptance of participation in this Plan pursuant to Section 3.01 above shall constitute a waiver by such Participant of all other rights to severance benefits (or any similar separation benefits) that the Participant may have or claim with respect to the Employer other than any statutory severance benefits.
1.03End of Participation. An individual shall cease to be a Participant on the date on which the individual receives all payments and benefits to which the Participant is entitled hereunder, if any. Except as provided in this and the next sentence, the Committee may discontinue an individual’s status as a Participant; provided, however, that no such discontinuance shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance is provided to the affected Participant in the manner specified in Section 6.10, or (ii) during the CIC Period. In the event that an individual incurs a CIC Qualifying Termination or Non-CIC Qualifying Termination while still a Participant, such individual shall remain a Participant until all Severance Benefits required to be provided to the Participant under the terms of the Plan on account of such CIC Qualifying Termination or Non-CIC Qualifying Termination have been paid or provided, subject to the Participant’s compliance with the Restrictive Covenants set forth in this Plan.
ARTICLE 4
SEVERANCE BENEFITS
1.01Release Requirement. A Participant will be eligible for the Severance Benefits described in Sections 4.02 or 4.03 below, subject to the Release requirement specified in this Section 4.01. Within seven (7) days following the date of the Participant’s Separation from Service, the applicable Employer shall provide the Participant with a Release. As a condition of receiving the Severance Benefits described in Sections 4.02 and 4.03, the Participant must execute and deliver the Release to the applicable Employer within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must be in compliance with the Restrictive Covenants. In the event the Participant breaches one or more of such Restrictive Covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Corporation the amount (or equivalent cash value) of any such Severance Benefits that have been paid to the Participant.
1.02CIC Qualifying Termination. In the event that a Participant incurs a CIC Qualifying Termination, the applicable Employer shall pay or cause to be paid to the Participant the Accrued Obligations and the following Severance Benefits, subject to the Release requirement specified in Section 4.01 above, provided that, if a Participant’s Separation from Service occurs prior to the effective date of the Change in Control, the payments set forth in this Section 4.02 shall be made within sixty (60) days following the effective date of the Change in Control.
(a)Severance Pay. The applicable Employer shall pay to the Participant an amount equal to the product of the Participant’s CIC Tier Level Multiplier times the sum of (i) the Participant’s Base Salary, and (ii) the Participant’s Target Bonus. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.06(f) and subject to the requirements of Section 4.06(e)).
(b)Pro-Rata Target Bonus for Year of Termination. The applicable Employer shall pay to the Participant a lump sum cash payment equal to the amount of the target annual cash incentive payment to which the Participant was entitled under the Annual Incentive Plan for the performance period that includes the Participant’s date of termination, multiplied by a fraction (i) the numerator of which

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equals the number of days in such performance period during which the Participant was employed by the applicable Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.06(f) and subject to the requirements of Section 4.06(e)).
(c)Prior Year Bonus. The applicable Employer shall pay to the Participant any earned but unpaid bonus in respect of the year prior to the year of termination at the time such bonuses would otherwise be paid.
(d)Equity and Long-Term Incentives. Any equity or long-term compensation grant or award outstanding held by the Participant shall fully vest, with any applicable performance conditions deemed satisfied at the greater of target and actual level of performance determined as of the time of the CIC Qualifying Termination. This settlement of such grants and awards shall occur within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.06(f) and subject to the requirements of Section 4.06(e)).
1.03Non-CIC Qualifying Termination. In the event that a Participant incurs a Non-CIC Qualifying Termination, the applicable Employer shall pay or cause the payment to the Participant the Accrued Obligations and the following Severance Benefits, subject to the Release requirement specified in Section 4.01 above.
(a)Severance Pay. The applicable Employer shall pay to the Participant an amount equal to the product of the Participant’s Non-CIC Tier Level Multiplier times the sum of (i) the Participant’s Base Salary, and (ii) the Participant’s Target Bonus. This amount shall be paid to the Participant in equal installments in accordance with the usual payroll practices of the Employer for the duration of the Non-CIC Severance Period, with the initial payment commencing within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.06(f) and subject to the requirements of Section 4.06(e)), which initial payment shall include any amounts that otherwise would have been paid through such date.
(b)Prior Year Bonus. The applicable Employer shall pay to the Participant any earned but unpaid bonus in respect of the year prior to the year of termination at the time such bonuses would otherwise be paid.
(c)Equity and Long-Term Incentives. Any equity or long-term compensation grant or award outstanding held by the Participant shall vest in an amount pro-rated based upon a fraction (i) the numerator of which equals the number of days was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment) since the prior vesting date (if any), and (ii) the denominator of which is the total number of days until the next vesting date, with any applicable performance conditions deemed satisfied at the greater of target and actual level of performance determined in the ordinary course of business. The payment or settlement of such grants and awards shall occur as follows: (A) with respect to any grants and awards which are not subject to any performance conditions, within sixty (60) days following the date of the Participant’s Separation from Service, and (B) with respect to any grants and awards which are subject to performance conditions, at the time such grants or awards would otherwise have been paid or settled in the ordinary course of business (except, in each case, as provided in Section 4.06(f) and subject to the requirements of Section 4.06(e)).
1.04Other Terminations of Employment. If the Participant’s employment is terminated by the Employer for Cause or by Participant without Good Reason, or due to death or Disability the applicable Employer shall pay or cause to the payment to the Participant the Accrued Obligations, and shall have no further obligations hereunder.
1.05Coordination with Other Severance Benefits. If a Participant becomes entitled to benefits under the Plan after already receiving severance benefits for a termination that did not, at the time, constitute a CIC Qualifying Termination or a Non-CIC Qualifying Termination, only the net incremental benefits (if any) shall be provided under the Plan (other than, for the avoidance of doubt, in respect of any statutory severance). For example, it is possible that a Participant will incur a Non-CIC Qualifying Termination prior to the effective date of a Change in Control and will become entitled to severance

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benefits hereunder and then the Separation from Service will become a CIC Qualifying Termination due to the occurrence of a subsequent Change in Control. In that event, the amounts and benefits to which the Participant is entitled under the Plan will be the incremental amounts and benefits, if any, that exceed the comparable amounts and benefits to which the Participant became entitled and received under any separate plan or agreement that did not relate to a Change in Control. For the avoidance of doubt, any portion of the Participant’s equity awards that would be forfeited pursuant to Section 4.03(c) shall remain outstanding and eligible to vest in the event of a CIC Qualifying Termination until the earlier of (i) six (6) months following the Separation from Service and (ii) the date on which it can be definitively determined in the Administrator’s sole discretion that a Change in Control shall not occur with the six (6) month period following the Separation from Service.
1.06Section 409A.
(a)To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 4.06 shall govern in all cases over any contrary or conflicting provision in the Plan. It is the intent of the Corporation that this Plan comply with the requirements of Section 409A with respect to any nonqualified deferred compensation subject to Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent the Plan provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Section 409A.
(b)The Corporation does not, however, assume the liability for any taxes associated with Section 409A. The Corporation, the Subsidiaries, and their respective directors, officers, employees and advisers will not be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant may owe as a result of participation in the Plan. However, following the occurrence of a Change in Control, the Corporation shall exercise its good faith best efforts to minimize any adverse impact to a Participant with respect to the Severance Benefits payable to the Participant under this Plan (for example, by preserving the availability of the Section 409A short-term deferral exemption with respect to such benefits to the extent possible and by avoiding any forfeiture of a Participant’s benefits or any other non-payment of benefits due under this Plan).
(c)The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each separate payment that is made within 2½ months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each separate payment that is made later than 2½ months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation and subject to the conditions on the applicability of that exemption. Then, each separate payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with Section 4.06(f) below.
(d)It is intended that each lump sum payment made pursuant to Section 4.02(b) shall be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.
(e)To the extent necessary to comply with Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, because any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
(f)To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as Separation from Service, and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B) (i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have

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been payable on account of, and within the first six months following, the Participant’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death.
(g)To the extent that any reimbursement by the Employer to a Participant of eligible expenses under this Plan constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Participant must request the Reimbursement (with substantiation of the expense incurred) no later than 30 days following the date on which the Participant incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any expense reimbursement policy of the Employer or specifically provided otherwise in this Plan, the Employer shall make the Reimbursement to the Participant on or before the last day of the calendar year following the calendar year in which the Participant incurred the eligible expense; (iii) the Participant’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; and (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year.
1.07Enforcement Costs. Except as provided pursuant to Section 6.06, each party shall bear its own costs and expenses, including legal fees, that may be incurred in enforcing its respective rights under this Plan; provided, however, that the Corporation shall bear the Participant’s costs and expenses (including attorneys fees) if the Participant definitively prevails on at least one material claim in the final decision in respect of the applicable dispute.
1.08Code Section 280G.
(a)A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any Payment that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.
(b)The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)All determinations under this Section 4.08 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Corporation. The Corporation will direct the Accounting Firm to submit any determination it makes under this Section 4.08 and detailed supporting calculations to both the Participant and the Corporation as soon as reasonably practicable following the Change in Control or the CIC Qualifying Termination, as applicable.
(d)If the Accounting Firm determines that one or more reductions are required under this Section 4.08, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Corporation shall pay such reduced amount to the Participant. To the extent any order of reduction of Payments is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation

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Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits will be next reduced pro-rata.
(e)As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.08, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an overpayment has been made, the Participant must repay the overpayment to the Corporation, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Corporation unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority that an underpayment has occurred, the Accounting Firm will notify the Participant and the Corporation of that determination and the Corporation will promptly pay the amount of that underpayment to the Participant without interest.
(f)The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.08. For purposes of making the calculations required by this Section 4.08, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
1.09Recoupment or Recovery of Severance Benefits. Severance Benefits under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy they deem necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan.
ARTICLE 5
AMENDMENT AND TERMINATION
Subject to the next sentence, the Committee in all respects shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, either (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participants in the manner specified in Section 6.10, or (ii) during the CIC Period.
ARTICLE 6
MISCELLANEOUS
1.01Participant Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the

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Board or the Administrator, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.
1.02Administrator Authority.
(a)The Administrator will administer the Plan and have the full authority to accomplish that purpose, including, without limitation, the authority to:
(i)resolve all questions relating to the eligibility of Participants;
(ii)determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;
(iii)engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;
(iv)construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;
(v)compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and
(vi)resolve all questions of fact relating to any matter for which it has administrative responsibility.
(b)The Administrator shall perform all of the duties and may exercise all of the powers that the Administrator deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers. All references to the authority of the Administrator in this Plan shall be read to include the authority of any party to which the Administrator delegates such authority.
(c)Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter.
1.03Claims and Appeals Procedure.
(a)With respect to any claim for benefits which are provided exclusively under this Plan, the claim and any related appeal shall be administered pursuant to subsections (b) through (i) below. With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan or program maintained by an Employer, the Administrator shall determine any claim and any related appeal regarding an individual’s eligibility under the Plan pursuant to subsections (b) through (i) below but the administration of any other claim and any related appeal with respect to such benefits (including the amount of such benefits) shall be subject to the claims and appeals procedure specified in such other employee benefit plan or program.
(b)A Participant or his or her duly authorized representative (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Administrator. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Administrator may agree to extended periods of time for making determinations beyond those periods described below.
(c)The Administrator will notify a claimant of its decision regarding his or her claim within a reasonable period of time, but not later than 90 days following the date on which the claim is filed, unless special circumstances require a longer period for processing of the claim and the claimant is

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notified in writing of the reasons for an extension of time prior to the end of the initial 90 day period and the date by which the Administrator expects to make the final decision. In no event will the Administrator be given an extension for processing the claim beyond 180 days after the date on which the claim is first filed with the Administrator unless otherwise agreed in writing by the claimant and the Administrator.
(d)If a claim is denied, the Administrator will notify the claimant of its decision in writing. Such notification will be written in a manner calculated to be understood by the claimant and will contain the following information: the specific reason for the denial; a specific reference to each Plan provision on which the denial is based; a description of additional information necessary for the claimant to perfect his or her claim, if any, and an explanation of why such material is necessary; and an explanation of the Plan’s claim review procedure and the applicable time limits under such procedure and a statement as to the claimant’s right to dispute resolution under Section 6.06 after all of the Plan’s review procedures have been satisfied.
(e)The claimant shall have 60 days following receipt of the notice of denial to file a written request with the Administrator for a review of the denied claim. The decision by the Administrator with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension and the claimant is notified in writing of the reasons for an extension of time prior to the end of the initial 60 day period and the date by which the Administrator expects to make the final decision. In no event will the decision be delayed beyond 120 days after receipt of the request for review unless otherwise agreed in writing by the claimant and the Administrator.
(f)Every claimant will be provided a reasonable opportunity for a full and fair review of an adverse determination. A full and fair review means the following: the claimant will be given the opportunity to submit written comments, documents, records, etc. with regard to the claim, and the review will take into account all information submitted by the claimant, regardless of whether it was reviewed as part of the initial determination; and the claimant will be provided, upon request and free of charge, with copies of all documents and information relevant to the claim for benefits.
(g)The Administrator will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant, and will include: the specific reason for the denial and adverse determination; a reference to each specific Plan provision on which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all information relevant to the claimant’s claim for benefits; and a statement regarding the claimant’s right to dispute resolution under Section 6.06.
(h)If the Administrator fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan and will have the right to dispute resolution under Section 6.06.
(i)Any claim that is filed under Section 6.06 must be filed within two years of the later of the date the Participant received the Severance Benefit or the date of the relevant Participant’s Separation from Service. Any claim filed thereafter will be void.
1.04Reliance on Tables and Reports. In administering the Plan, the Administrator is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Administrator. The Administrator will be fully protected in respect of any action taken or suffered by the Administrator in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Administrator is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Administrator may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.
1.05Expenses. All Plan administration expenses shall be paid by the Corporation.

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1.06Dispute Resolution. To the fullest extent permitted by law, the resolution of all disputes arising under, or relating to, this Plan shall be governed by, and construed and enforced in accordance with, the arbitration provision of the Restrictive Covenant Agreement.
1.07Successors.
(a)This Plan shall bind any successor of or to the Corporation and its Subsidiaries, their assets or their businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation and its Subsidiaries would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation and its Subsidiaries shall require such successor expressly and unconditionally to assume and agree to perform the Corporation’s and its Subsidiaries' obligations under this Plan, in the same manner and to the same extent that the Corporation and its Subsidiaries would be required to perform if no such succession had taken place. Failure of the Corporation and its Subsidiaries to obtain the agreement provided for in the preceding sentence in connection with a Change in Control will constitute a material breach of the Plan by the Corporation and its Subsidiaries, which will entitle the Participant to terminate employment for Good Reason and obtain the Severance Benefits provided in Sections 4.02 and 4.03.
(b)The Plan shall inure to the benefit of and be binding upon and enforceable by the Corporation, its Subsidiaries and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die after incurring a CIC Qualifying Termination or Non-CIC Qualifying Termination and prior to receiving all of the Severance Benefits, the Severance Benefits (or any remaining amounts) shall be paid to the beneficiary designated by the Participant in a beneficiary designation form for this Plan, and in the event no such form is provided or the Participant has not otherwise properly designated a beneficiary, the Severance Benefits shall be payable to the Participant’s estate, provided that in all cases the Participant’s beneficiary or estate signs a Release similar to the form to be signed by the Participant as a condition of payment of such Severance Benefits.
1.08Construction. In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).
1.09References to Other Plans and Programs. Each reference in the Plan to any plan, policy or program, the Plan or document of the Employer or affiliate of the Employer shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.
1.10Notices. All communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. (or other applicable jurisdiction) registered or certified mail, return receipt requested and postage prepaid, when sent by express U.S. (or other applicable jurisdiction) mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required, or when sent by electronic mail. Notice to the Corporation and its Subsidiaries, the Board or the Administrator shall be directed to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters, and notice to a Participant shall be directed to the Participant at the most recent personal residence on file with the applicable Employer or the personal electronic mail address on file with the applicable Employer.
1.11Service of Legal Process. Service of legal process may be made upon the Administrator to the attention of the Secretary of the Corporation at the address of the Corporation’s headquarters.
1.12Plan Year. The records of the Plan shall be maintained on the basis of the Corporation’s fiscal year, which is the calendar year.

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1.13No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.
1.14Withholding of Taxes. The Employer may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
1.15Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA and the Code, the Plan will be construed and enforced according to the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.
1.16Validity/Severability. If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
1.17Miscellaneous. No waiver by a Participant or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.
1.18Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the applicable Employer, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the applicable Employer under this Plan, such right shall be no greater than the right of an unsecured creditor of the applicable Employer.
1.19Survival of Provisions. Notwithstanding any other provision of this Plan, the rights and obligations of the Corporation and its applicable Subsidiaries and the Participants under Article Four, Sections 6.03, 6.06 through 6.20, and the Restrictive Covenants will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.
6.20     Cooperation. Participant agrees that, subsequent to any termination of their employment, they will continue to cooperate with the Corporation in the prosecution and/or defense of any claim in which the Corporation may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Corporation, permitting interviews with representatives of the Corporation, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Participant’s possession or control arising out of their employment in a reasonable time, place and manner.

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Exhibit A

Form of Release
SEPARATION AND RELEASE AGREEMENT1
1.Separation Date. I, [Insert Employee’s name], hereby acknowledge that my employment by Varonis Systems, Inc. (together with its subsidiaries, the “Company”) has ended as of [Insert Date] (the “Termination Date”).
2.Severance Benefits. In exchange for the Company’s receipt of this Separation and Release Agreement (the “Release”) signed by me, and provided I do not revoke this Release in the manner specified in Paragraph 12 herein within seven (7) days after signing it, the Company will provide to me the severance benefits described in the Varonis Systems, Inc. Severance Plan (the “Plan”) on the terms and conditions set forth therein (the “Severance Benefits”). I agree and acknowledge that the Severance Benefits constitute payments or benefits to which I would not be entitled if I did not sign or did revoke this Release. The Company acknowledges that I am entitled to the Accrued Obligations as defined in the Plan irrespective of whether I execute the Release. I understand that information will be provided to me about my right to continue health benefits through the Company through the federal law known as COBRA.
3.Release of Claims.
(a)General Release. In consideration of the Severance Benefits, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all Released Parties from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, arising out of my employment with any of the Released Parties or the ending of such employment. The matters released include any claim arising under Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Fair Credit Reporting Act; the Civil Rights Acts of 1866, 1870, 1871, and 1991; Title II of the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act of 1988; the Occupational Safety and Health Act of 1970; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Rehabilitation Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act; the Fair Labor Standards Act of 1936; the National Labor Relations Act of 1935; the Uniformed Services Reemployment Rights Act of 1994; all of the foregoing as amended; any other federal, state or local law, regulation or ordinance regulating employment discrimination, wages, hours and working conditions, or other worker protections; or any other federal, state or local statutory or common law where I was employed or resided pertaining to employment relations, my employment or the termination of my employment, including any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for unpaid salary (other than as due in the ordinary course in a final paycheck); severance pay, bonus or similar benefit; sick leave; pension or retirement; vacation pay (other than as due in the ordinary course in a final paycheck) or holiday pay; equity compensation; car allowance; life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability.
For purposes of this Release, the term “Released Parties” means the Company, and each of its respective parents, subsidiaries and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit
1 The parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote and the other footnotes are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution.

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programs (and the trustees, administrators, fiduciaries and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives of any of them, and any other persons acting by, through, under, or in concert with, any of them.
(b)Unknown Claims. I understand and agree that the claims released in Paragraph 3(a) include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 3(a). I understand that I may hereafter discover facts different from what I now believe to be true that, if known, could have materially affected my willingness to execute and the terms of this Release, but I nevertheless waive and release any claims or rights based on different or additional facts.
(c)Exclusions from Release.
1.    Certain Exclusions. Notwithstanding the foregoing, the Release does not include and will not preclude: (a) rights or claims to vested benefits under any applicable retirement and/or pension plans or to the Accrued Obligations; (b) rights under COBRA, (c) any claims not waivable by applicable law (including, where applicable, workers’ compensation claims and unemployment claims) or arising after the date I sign this Release; and/or (d) any actions to enforce this Release or to receive the Severance Benefits.
2.    Indemnification. The Company agrees that I am not releasing any claims or rights I may have for indemnification under state or other law or the governing documents of the Company and any affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director, officer, employee or agent of the Company or any affiliated company; provided, however, that (i) the Company’s acknowledgement is not a concession, acknowledgment, or guaranty that I have any such rights to indemnification or coverage in a particular matter, and (ii) the Company retains any defenses it may have to such indemnification or coverage.
4.No Claims. Except as permitted hereby, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively “Claim”) concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (i) prevents me from filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such Claim; I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding; and I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), or (ii) shall limit or restrict my right to (a) challenge the validity of this Release under the ADEA, or (b) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release. This Release does not prohibit or prevent me from engaging in activities that are not waivable and are protected by applicable federal or state laws. Further, nothing in this Release or other policies or contracts covering me prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings, or from receiving an award for information provided to any government agency. I have been advised that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege.

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5.Release Negotiations Confidential. I represent and agree that I will keep the details of negotiation with respect to this Release completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they are informed of this confidentiality provision); (b) to any governmental authority; (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure or (d) in exercise of applicable whistleblower rights. I am not required to maintain the confidentiality of the negotiations to the extent the Company publicly discloses the details of such negotiations.
6.Continuing Obligations. Except as otherwise permitted by Paragraph 4 above or in the Restrictive Covenants (as defined in the Plan), I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, provided that I may respond to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure. I further acknowledge and reaffirm my continuing obligations with respect to the Restrictive Covenants, all of which remain in full force and effect.
7.Return of Company Property. I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, Company proprietary and confidential information, and any other Company-owned property in my possession or control; that I will have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites including those that I developed or helped to develop during my employment; and that I have thereafter deleted, and destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Notwithstanding the foregoing, I have been advised that I may retain my address book to the extent it contains only contact information and that the Company will reasonably cooperate with me at to the transfer of my cell phone number.
8.Entire Agreement. Except as referenced in Paragraph 6 above, this Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me, other than the general benefit plans under which I am a participant and any outstanding equity awards from the Company. In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.
9.Governing Law; Dispute Resolution. This Release will be construed and enforced according to the laws of the State of [Delaware]2, without giving effect to the conflict of laws principles thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of [Delaware] over any suit, action, dispute or proceeding arising out of or relating to this Release and each of the parties agrees that any action relating in any way to this Release must be commenced only in the courts of the State of [Delaware], federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party in the manner set forth in Section 6.10 and Section 6.11 of the Plan. With respect to any order obtained in accordance with this Section 9, any party
2 Governing law and venue to be updated to reflect the appropriate jurisdiction.

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hereto may enforce such order in any court having personal jurisdiction over the party against whom the order shall be enforced.
10.Waiver of Jury Trial. THE PARTIES TO THIS RELEASE EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS RELEASE OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS RELEASE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS RELEASE EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS RELEASE MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Released Parties and me.
12.Review Period; Revocation. I acknowledge that prior to signing this Release, I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least twenty-one (21) days to decide whether I wish to execute this Release. I understand that I may revoke this Release at any time during the seven (7) days after I sign it (the “Revocation Period”), and that the Release shall not become effective until the end of that Revocation Period. I understand and agree that by executing, timely returning, and not revoking this Release, I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was entitled without providing this Release. If I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day Revocation Period as follows: via facsimile or hand-delivery to [____] at Varonis Systems, Inc., [___] or by facsimile number [___]. If I revoke this Release via facsimile, I agree that my facsimile signature will be valid and binding for all purposes.
13.Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.
14.No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
15.Headings; Interpretation. The headings, titles and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Release or the intent of any provision hereof. References in this Release to “include” or “including” should be read as though they said “without limitation” or equivalent forms.
16.Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.
17.Automatic Revocation. If the Company determines my cessation of employment is to be treated as for “Cause” either at or after the Termination Date (where permitted by the Plan) and acts upon such determination in a manner materially adverse to me, this Release, if already executed, is automatically revoked retroactively, and neither party is obligated by it.

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18.Timely Execution. To receive the Severance Benefits, I must sign this Release on or after my Termination Date, and return it to the Company within twenty-one (21) days after my Termination Date, as follows: hand delivery or first-class mail to [      ] or by facsimile number [      ].
[Signatures on Following Page]

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EMPLOYEE’S ACCEPTANCE OF RELEASE
I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. I further acknowledge that I have been given twenty-one (21) days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future that I did not consider prior to signing this Release.
Date:

[Insert Employee’s Name]
Accepted:
Varonis Systems, Inc.
By:
[Name]
[Title]

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Exhibit B

Severance Plan—Restrictive Covenants
Varonis Systems, Inc.
At-Will Employment, Confidential Information,
Invention Assignment and Arbitration Agreement
As a condition of my employment with Varonis Systems, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my participation in the Varonis Systems, Severance Plan (the “Severance Plan”) and receipt of the compensation now and hereafter paid to me by the Company, I agree to the following provisions of this Varonis Systems, Inc. At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (this “Agreement”), subject to the terms of the Severance Plan, which terms shall control in the event of a conflict:
1.At-Will Employment
SUBJECT TO THE TERMS AND CONDITIONS GOVERNING THE CONSEQUENCES OF MY TERMINATION AS SET FORTH IN THE SEVERANCE PLAN OR OTHER AGREEMENT WITH THE COMPANY I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE CEO (OR OTHER AUTHORIZED REPRESENTATIVE) OF VARONIS SYSTEMS, INC. ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, RESPONSIBILITIES, SALARIES AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY IN ITS SOLE DISCRETION.
2.Confidentiality
A.Definition of Confidential Information. I understand that “Company Confidential Information” means information that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not generally known and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), any information about employment conditions, employees, contractors or services providers, recruitment and retention policies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment or other Company property. Confidential Information also includes, to the extent not included in the foregoing, all trade secrets of the Company. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records. I understand that nothing in this

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Agreement is intended to limit employees’ rights to discuss the terms, wages and working conditions of their employment, as protected by applicable law.
B.Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the President, CEO or the Board of Directors of the Company (as applicable). Prior to disclosure when compelled by applicable law, I shall provide prior written notice to the President, CEO and General Counsel of the Company (as applicable). I agree that I obtain no title to any Company Confidential Information, and that as between the Company and myself, the Company retains all Confidential Information as the sole property of the Company I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. To protect the Company’s legitimate business interests, I understand that my obligations under this Section 2.B shall continue after termination of my employment and shall only terminate, with respect to particular Company Confidential Information, upon the earlier of (1) the date on which such information ceases to constitute Company Confidential Information under Section 2.A, and (2) with respect only to Company Confidential Information that does not constitute or ceases to constitute (through no wrongful action or omission by me) a “trade secret” under applicable law, thirty-six (36) months after termination of my employment. I understand that under applicable law, a “trade secret” includes, without limitation, any formula, pattern, device or compilation of information which is used in the Company’s business, and which gives Company an advantage or an opportunity to obtain an advantage, over competitors who do not know or use such information. Nothing in this Agreement shall limit or otherwise affect the statutory protection given to trade secrets or the applicability of state trade secret law.
C.Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.
D.Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.
E.Defend Trade Secrets Act Claim Disclosure. This Agreement requires me to protect the Company Confidential Information against unauthorized disclosure. Pursuant to the Defend Trade Secrets Act of 2016, I may be authorized to disclose confidential, proprietary and trade secret information in two limited circumstances. First, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: in confidence to a federal, state or

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local official, either directly or indirectly, or to any attorney and such disclosure is made: (i) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a law suit or other proceeding if such filing is made under seal. Second, an individual may disclose trade secret information to an attorney for the purpose of filing a lawsuit for retaliation by an employer for reporting a suspected violation or law provided that any document containing the trade secret is filed under seal and the trade secret is not disclosed, except pursuant to court order. All other unauthorized disclosures are expressly prohibited without the Company’s consent.
3.Ownership
A.Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of the Company’s equipment, supplies, facilities or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. I also agree to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assign fully to the Company all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.
B.Pre-Existing Materials. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part by me prior to my employment with the Company and to which I have any right, title or interest and which relate to the Company’s proposed business, products or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. I will inform the Company in writing before incorporating such Prior Inventions into any Invention or otherwise utilizing such Prior Invention in the course of my employment with the Company, and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any invention, improvement, development, concept, discovery, work of authorship or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.
C.Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
D.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports or any other format that may be specified by the Company. As between the Company and myself, the records are and will be available to and remain the sole property of the Company at all times.

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E.Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 3.E shall continue after the termination of this Agreement.
F.Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.
4.Conflicting Obligations
A.Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
B.Prior Relationships. Without limiting Section 4.A, I represent and warrant that I have no other agreements, relationships or commitments to any other person or entity that conflict with the provisions of this Agreement, my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I have been hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement). Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.
5.Return of Company Materials
Upon separation from employment with the Company, on the Company’s earlier request during my employment, or at any time subsequent to my employment upon demand from the Company, I will immediately deliver to the Company, and will not keep in my possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 3.D. I also consent to an exit interview to confirm my compliance with this Section 5.

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6.Contact Information
I agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.
7.Covenant Not to Compete and No Solicitation
A.Covenant Not to Compete. I agree that during the course of my employment and for a period of twelve (12) months immediately following my termination of employment for any reason, whether such termination is initiated by the Company or me, I will not, directly or indirectly, without the prior written consent of the Company, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, contractor, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, creditor or otherwise in any other capacity for, (ii) own, purchase, organize, or take preparatory steps for the organization or competition of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, advise, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect competitive (including by planning or proposing to be competitive) with or otherwise similar to the Company’s business; provided that this undertaking shall not preclude me from owning a stock interest not greater than 2% in a publicly traded company. The foregoing covenant shall cover my activities in every part of the world. Should I obtain other employment during my employment with the Company or within twelve (12) months immediately following the termination of my relationship with the Company, I agree to provide written notification to the Company as to the name and address of my new employer, the position that I expect to hold, and a general description of my duties and responsibilities, at least five (5) business days prior to starting such employment.
B.No Solicitation and No Interference.
1.Non-Solicitation of Customers. I agree that during the course of my employment and for a period of twelve (12) months immediately following my termination of employment for any reason, whether such termination is initiated by the Company or me, I shall not, directly or indirectly, without the prior written consent of the Company, contact, or cause to be contacted, or engage in any form of oral, verbal, written, recorded, transcribed or electronic communication with any Customer for the purposes of conducting business that is competitive or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way. For the purposes of this Agreement, “Customer” shall mean all persons or entities that have used, inquired of or been solicited by me for the Company’s services at any time during the two-year period preceding the termination of my employment with the Company or about whom I have learned material non-public information. I further acknowledge and agree that the identity of the Customers is not readily ascertainable or discoverable through public sources, and that the Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.
2.Non-Solicitation of Employees and Contractors. I agree that during the course of my employment and for a period of twelve (12) months immediately following my termination of employment for any reason, whether such termination is initiated by the Company or me, I shall not, directly or indirectly, without the prior written consent of the Company, whether or not such action is initiated by me: (i) solicit, encourage or attempt to solicit or encourage any employee or contractor of the Company to terminate such work relationship, (ii) solicit, encourage or attempt to solicit or encourage any employee or contractor of the Company to be employed by or provide services to any person or entity other than the Company, or (iii) hire, employ or engage any employee or contractor of the Company to work for a person or entity other than the Company. The foregoing obligations shall apply to any employee or contractor of the Company at the time my employment is terminated as well as any such individuals who, either coincident with or within twelve (12) months before the termination of my employment hereunder, terminated their employment or engagement with the Company.

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3.Non-Interference With Business Relations. I agree that during the course of my employment and for a period of twelve (12) months immediately following the termination of my employment for any reason, whether such termination is initiated by the Company or me, I will not, directly or indirectly, without the prior written consent of the Company, whether or not such action is initiated by me: (i) do anything or attempt to do anything to discredit or otherwise injure the reputation or goodwill of the Company; (ii) solicit, induce, encourage or attempt to solicit, induce or encourage any party or any existing or prospective counterparty including, but not limited to, any franchisee, joint venture, supplier, vendor, contractor, advertiser, customer, employee, distributor, manufacturer or any other existing or prospective professional or business relation of the Company to not conduct business with the Company, divert away any business from the Company, or to cease, limit or reduce the level of business conducted between such business relation and the Company; or (iii) in any way interfere or attempt to interfere with the Company’s relationship with any party or existing or prospective counterparty, including, but not limited to, any franchisee, joint venture, supplier, vendor, contractor, advertiser, customer, employee, distributor, manufacturer or any other existing or prospective professional or business relation of the Company.
C.Acknowledgements. I acknowledge and agree that (1) the business in which the Company is engaged is intensely competitive, (2) my employment by the Company will require me to have access to, and knowledge of, Company Confidential Information, which is of vital importance to the success of the Company, (3) I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company, (4) the disclosure or improper use of any Company Confidential Information could place the Company at a serious competitive disadvantage and could do it serious damage, financial and otherwise, (5) I will develop relationships with clients and business partners at the time and expense of the Company, (6) by my training, experience and expertise, my services to the Company are extraordinary, special and unique, (7) my fulfillment of the obligations contained in this Agreement is necessary to protect the Company Confidential Information and, consequently, to preserve the value and goodwill of the Company, (8) the time, geographic and scope limitations of my restrictive covenant obligations are fair and reasonable in all respects, especially in light of the Company’s need to protect Company Confidential Information and the international scope and nature of the Company’s business, and (9) I will not be precluded from gainful employment by abiding by the restrictions in this Agreement.
D.Separate Covenants; Reformation. The covenants contained in subsections (A) and (B) above shall be construed as a series of separate covenants, one for each country, city, county and state of any geographic area in the world. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsections (A) and (B) above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of subsections (A) and (B) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, I and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
8.Notification of New Employer
In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement for two (2) years following termination of my employment.
9.Conflict of Interest Guidelines
I agree to diligently adhere to all policies of the Company, including the Company’s insider trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current

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Conflict of Interest Guidelines is attached as Exhibit B hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.
10.Representations
Without limiting my obligations under Section 3.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent and warrant that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
11.Audit
I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, voicemail or documents that are used to conduct the business of the Company. All information, data and messages created, received, sent or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.
I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all network traffic to and from any computer I may use. The Company reserves the right to access, review, copy and delete any of the information, data or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.
12.Arbitration and Equitable Relief
A.Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND MY RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO ME BY THE COMPANY AND MY PARTICIPATION IN THE SEVERANCE PLAN, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, CONTRACTOR, STOCKHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, COLLECTIVE OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT OR THE SEVERANCE PLAN, SHALL BE SUBJECT TO BINDING ARBITRATION DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE OR FEDERAL LAW, TO THE FULLEST EXTENT PERMITTED BY LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN

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EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE FAIR CREDIT REPORTING ACT, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, THE FAMILY AND MEDICAL LEAVE ACT, THE NEW YORK STATE HUMAN RIGHTS LAW, THE NEW YORK CITY HUMAN RIGHTS LAW, IF APPLICABLE, THE NEW YORK LABOR CODE, THE NEW YORK WORKERS’ COMPENSATION LAW, CLAIMS OF HARASSMENT, DISCRIMINATION AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.
B.Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION, INC. (“AAA”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “AAA RULES”) IN NEW YORK COUNTY, NEW YORK. I UNDERSTAND THAT THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, EXCEPT AS PROHIBITED BY LAW IN WHICH EVENT THE COMPANY SHALL PAY SUCH COSTS AND EXPENSES I WOULD NOT OTHERWISE HAVE HAD TO PAY IF THE CLAIM HAD BEEN RESOLVED IN A COURT OF LAW. I FURTHER UNDERSTAND THAT EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE ATTORNEYS’ FEES AND COSTS; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY, IF HE OR SHE DEEMS APPROPRIATE, AWARD REASONABLE ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY IN THE EVENT THE OPPOSING PARTY’S CLAIM WAS SUBSTANTIALLY UNJUSTIFIED AND UNREASONABLE, EXCEPT AS PROHIBITED BY LAW. I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, MOTIONS TO DISMISS, AND MOTIONS FOR CLASS CERTIFICATION, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW AND UNLESS PROHIBITED BY LAW, THE ARBITRATOR SHALL NOT HAVE THE POWER TO AWARD PUNITIVE DAMAGES. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING.
C.Remedy. EXCEPT AS PROVIDED BY THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE RULES AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.
D.Availability of Injunctive Relief. IN ADDITION TO THE RIGHT UNDER THE RULES TO PETITION THE COURT FOR PROVISIONAL RELIEF, I AGREE THAT ANY PARTY MAY ALSO PETITION THE COURT FOR INJUNCTIVE RELIEF WHERE EITHER PARTY ALLEGES OR CLAIMS A VIOLATION OF THIS AGREEMENT OR ANY OTHER AGREEMENT REGARDING TRADE SECRETS, CONFIDENTIAL INFORMATION, NON-COMPETITION, NON-SOLICITATION, NON-INTERFERENCE OR OTHER RESTRICTIVE COVENANTS. I UNDERSTAND THAT ANY BREACH OR THREATENED BREACH OF SUCH AN AGREEMENT WILL CAUSE IRREPARABLE INJURY AND THAT MONEY DAMAGES WILL NOT PROVIDE AN ADEQUATE REMEDY THEREFOR AND BOTH PARTIES HEREBY CONSENT TO THE ISSUANCE OF AN INJUNCTION. IN THE EVENT THE COMPANY HAS A GOOD FAITH BASIS FOR SEEKING INJUNCTIVE RELIEF, THE COMPANY SHALL BE ENTITLED TO RECOVER REASONABLE COSTS AND ATTORNEYS’ FEES.
E.Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT, INCLUDING, BUT NOT LIMITED TO, THE NEW YORK STATE DIVISION OF HUMAN RIGHTS, THE NEW YORK CITY COMMISSION ON HUMAN RIGHTS (AS APPLICABLE), THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD OR THE

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WORKERS’ COMPENSATION BOARD. THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.
F.Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.
13.Protected Rights
I understand that nothing contained in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission. I further understand that this Agreement does not limit my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to receive an award for information provided to any government agencies.
14.Miscellaneous
A.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Delaware without regard to Delaware’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than Delaware. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in New York for any lawsuit filed against me by the Company.
B.Assignability. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns; provided, however, that neither party shall assign, delegate or otherwise transfer any of its rights, obligations or privileges (by operation of law or otherwise) hereunder without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock or otherwise. Any attempted assignment, delegation or other transfer in violation of this Section 13.B shall be null and void. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated.
C.Entire Agreement. This Agreement, together with the Exhibits herein, the Severance Plan and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
D.Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
E.Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

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F.Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of the Company and me. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
G.Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.
(SIGNATURE PAGE TO VARONIS SYSTEMS, INC. AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT)

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EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

If no inventions or improvements – leave blank and sign below.
    Additional Sheets Attached

Name:
Date: _______________________

EXHIBIT B

VARONIS SYSTEMS, INC. CONFLICT OF INTEREST GUIDELINES

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It is the policy of Varonis Systems, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:
1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is a binding agreement.)
2.    Accepting or offering substantial gifts, excessive entertainment, favors or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5.    Initiating or approving any form of personal or social harassment of employees.
6.    Investing or holding outside directorship in suppliers, customers or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7.    Borrowing from or lending to employees, customers or suppliers.
8.    Acquiring real estate of interest to the Company.
9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.
10.    Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.
11.    Making any unlawful agreement with distributors with respect to prices.
12.    Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.
13.    Engaging in any conduct that is not in the best interest of the Company.
Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

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